Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

November 2011 Performance Update

The Frontier Fund Supplement Dated November 30, 2011 to Prospectus Dated April 30, 2011.

The Frontier Fund Class 2 New

T H E   F R O N T I E R   F U N D ’ S   G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

November performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 2 New	November 30, 2011 MTD	November 30, 2011 YTD	NAV /Unit
Frontier Diversified Series-2	2.09%	-2.27%	$104.04
Frontier Long/Short Commodity Series-2a	-0.04%	5.42%	$127.74
Frontier Masters Series-2	0.52%	-2.67%	$102.98

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

* The above table sets forth the actual performance for the Class and Series as of November 30, 2011. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND DIVERSIFIED SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$14,073,468.67
Unrealized trading gain/(loss)	(12,356,522.85)
Less: commissions	(78,843.55)
Less: FCM fees	(120,785.38)
Foreign currency gain/(loss)	30,916.46
Interest income	90,342.46

Total Income	1,638,575.81
EXPENSES
Management fees	80,761.64
Incentive fees	272,668.23
Broker service fees	12,799.25

Total Expenses	366,229.12

Net Income (Loss)	$1,272,346.69

	Units	Dollars	$’s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	596,742.68598	$60,813,388.78	101.91
Current month additions	2,905.50569	303,800.00
Current month redemptions	(4,152.10961)	(433,568.95)
Net Income (loss) for current month		1,272,346.69

Net Asset Value, end of current month	595,496.08206	$61,955,966.52	104.04

	Monthly rate of return		2.09%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Diversified Series 2

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 2a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(266,304.19)
Unrealized trading gain/(loss)	300,202.17
Less: commissions	(6,882.98)
Less: FCM fees	(19,663.25)
Foreign currency gain/(loss)	697.16
Interest income	15,946.69

Total Income	23,995.60
EXPENSES
Management fees	28,904.88
Incentive fees	(1,976.17)
Broker service fee	2,097.34

Total Expenses	29,026.05

Net Income (Loss)	$(5,030.45)

	Units	Dollars	$’s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	79,830.67876	$10,202,399.31	127.80
Current month additions	1,115.82952	142,694.09
Current month redemptions	(993.06961)	(126,461.15)
Net Income (loss) for current month		(5,030.45)

Net Asset Value, end of current month	79,953.43867	$10,213,601.80	127.74

	Monthly rate of return		-0.04%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Long/Short Commodity Series 2a

THE FRONTIER FUND MASTERS SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$302,265.81
Unrealized trading gain/(loss)	(135,482.27)
Less: commissions	(9,249.82)
Less: FCM fees	(36,419.19)
Foreign currency gain/(loss)	959.38
Interest income	29,772.54

Total Income	151,846.45
EXPENSES
Management fees	40,020.72
Incentive fees	—
Broker Service Fees	3,859.96

Total Expenses	43,880.68

Net Income (Loss)	$107,965.77

	Units	Dollars	$’s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	188,413.31524	$19,302,730.99	102.45
Current month additions	685.90170	72,500.00
Current month redemptions	(10,763.05598)	(1,118,393.76)
Net Income (loss) for current month		107,965.77

Net Asset Value, end of current month	178,336.16096	$18,364,803.00	102.98

	Monthly rate of return		0.52%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Masters Series 2